                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event Reported): November 15, 1999

                                   ARIBA, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                    7372               77-0439730
-----------------------------   ----------------   -------------------------
 (State or Other Jurisdiction   (Commission File    (I.R.S. Employer
   of Incorporation)              Number)          Identification Number)

                              1565 Charleston Road
                         Mountain View, California 94043
                                 (650) 930-6200
--------------------------------------------------------------------------------
 (Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 5.       OTHER EVENTS.

         On November 15, 1999, Ariba, Inc., a Delaware corporation ("Ariba"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with TradingDynamics, Inc., a California corporation (the "Company"), and Blue Merger Corp., a California corporation and a wholly owned subsidiary of Ariba ("Merger Sub").

         Subject to the terms and conditions of the Merger Agreement, Merger Sub shall be merged with and into the Company at the effective time of the merger (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the wholly owned subsidiary of Ariba. Pursuant to the Merger Agreement, Ariba has agreed to issue an aggregate of 2,074,151 shares of its common stock, par value $0.002 per share (the "Ariba Shares"), in exchange for all of the fully diluted shares of common stock, par value $0.001 of the Company (the "Company Common Stock"). At the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than the shares of Company Common Stock to be canceled in accordance with the Merger Agreement) shall be cancelled and converted automatically into the right to receive a portion of the Ariba Shares pursuant to the exchange ratio set forth in the Merger Agreement. Shares of the Company Common Stock that are outstanding immediately prior to the effective time of the Merger which are held by shareholders who shall have exercised and perfected appraisal rights for such shares of the Company Common Stock in accordance with California Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Ariba Shares. Such shareholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with California Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive Ariba Shares. A total of 207,415 of the 2,074,151 Ariba Shares will be placed into escrow for a period of one year following the closing of the Merger in order to secure certain indemnification obligations of the shareholders of the Company.

         Consummation of the Merger is subject to certain conditions, including receipt of the approval of the Merger by the shareholders of the Company.

         The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. A copy of the press release, dated November 15, 1999, issued by Ariba and the Company, relating to the above-described transaction is attached as Exhibit 99.1 hereto.

         On November 16, 1999, the board of directors of Ariba authorized a two-for-one stock split to be effected in the form of a stock dividend. The stock split will be effected by distribution to each stockholder of record as of December 3, 1999 of one share of Ariba's common stock for each share of common stock held. Ariba expects the shares resulting from the split to be distributed by Ariba's transfer agent on or about December 17, 1999. The stock split will increase the number of shares of Ariba common stock outstanding from approximately 46 million shares as of November 16, 1999 to approximately 92 million shares.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

     (c)      Exhibits.

              99.1     Text of press release dated November 15, 1999.

              99.2     Text of press release dated November 16, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ARIBA, INC.



DATE:  November 24, 1999      By:  /s/ Edward P. Kinsey
                                 ---------------------------------------------
                                  Edward P. Kisney
                                  Chief Financial Officer, Vice-President-
                                  Finance and Administration and Secretary
                                  (Principal Financial and Accounting Officer)

                                INDEX TO EXHIBITS

  Exhibit                         Description                              Page
  -------                         -----------                              ----

   99.1         Text of press release dated November 15, 1999

   99.2         Text of press release dated November 16, 1999